==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                                   -----------
                               (AMENDMENT NO. _)*


                          MIDDLE KINGDOM ALLIANCE CORP.
 -----------------------------------------------------------------------------
                                (NAME OF ISSUER)


             SERIES B UNITS                           595750100
 -------------------------------------- --------------------------------------
     (TITLE OF CLASS OF SECURITIES)                 (CUSIP NUMBER)


                                DECEMBER 31, 2006
 -----------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_]  RULE 13D-1(B)
[_]  RULE 13D-1(C)
[X]  RULE 13D-1(D)

                                 ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        Continued on Following Pages
                                   Page 1

=============================================================================

-------------------------------------------      ------------------------------
CUSIP No. 595750100                          13G             Page 2
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL VALUE FUND, L.P.
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         170,500
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    170,500
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     170,500
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.2%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: PN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No. 595750100                          13G             Page 3
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL LLC
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          NEW YORK
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       170,500
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         170,500
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     170,500
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.2%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: OO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No. 595750100                          13G             Page 4
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL VALUE BVI, LTD.
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                  BRITISH VIRGIN ISLANDS
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         104,500
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    104,500
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     104,500
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.2%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No. 595750100                          13G             Page 5
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC-BVI PARTNERS
               PERSONS:
               I.R.S. IDENTIFICATION NO. OF
               ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       104,500
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         104,500
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     104,500
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.2%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: PN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No. 595750100                          13G             Page 6
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         PMC-BVI, INC.
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       104,500
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         104,500
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     104,500
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.2%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No. 595750100                          13G             Page 7
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         SC FUNDAMENTAL BVI, INC.
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       104,500
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         104,500
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     104,500
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.2%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No. 595750100                          13G             Page 8
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         PETER M. COLLERY
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       275,000
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         275,000
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     275,000
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 8.3%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No. 595750100                          13G             Page 9
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         NEIL H. KOFFLER
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       275,000
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         275,000
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     275,000
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 8.3%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No. 595750100                          13G             Page 10
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING         JOHN T. BIRD
               PERSONS:

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF                          UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       275,000
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         275,000
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     275,000
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [_]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 8.3%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------

ITEM 1.    NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           (a) and (b) This Statement on Schedule 13G (the "Schedule 13G") relates to the Class B Common Stock, par value $0.001 per share (the "Common Stock"), of Middle Kingdom Alliance Corp., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 333 Sandy Springs Circle, Suite 223, Atlanta, GA 30328.

ITEM 2.    NAME OF PERSON FILING

           (a) Name of Persons Filing:

               (i) SC Fundamental Value Fund, L.P.
              (ii) SC Fundamental LLC
             (iii) SC Fundamental Value BVI, Ltd.
              (iv) SC-BVI Partners
               (v) PMC-BVI, Inc.
              (vi) SC Fundamental BVI, Inc.
             (vii) Peter M. Collery
            (viii) Neil H. Koffler and
              (ix) John T. Bird (collectively, the "Reporting Persons")

           (b) Address of Principal Business Office or, if None, Residence:

           The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

           The principal business office of each of SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler and John T. Bird is 747 Third Avenue, 27th Floor, New York, New York 10017.

           The principal business office of SC Fundamental Value BVI, Ltd. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

           (c), (d) and (e) For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
           (C), CHECK WHETHER THE PERSON FILING IS:

           (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;

           (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [_] Investment company registered under Section 8 of the Investment Company Act;

           (e) [_] An investment adviser in accordance with Rule
      13d-1(b)(1)(ii)(E);

           (f) [_] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [_] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

ITEM 4.    OWNERSHIP

(a) - (c) The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer, as of December 31, 2006, is incorporated herein by reference. Each Series B Unit consists of one share of Class B Common Stock and one share of Class B Warrant. The percentage ownership of each of the Reporting Persons is based on 3,300,000 shares of Class B Common Stock outstanding as of December 13, 2006, as reported by the Issuer in its Prospectus filed pursuant to Rule 424(b)(4) with the Securities and Exchange Commission on December 14, 2006.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |__|.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           See Exhibit No. 2 hereto.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION

           (a) Not applicable.

           (b) Not applicable.


             [The remainder of this page intentionally left blank.]

                                  SIGNATURE

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2007


                               SC FUNDAMENTAL VALUE FUND, L.P.

                               By:  SC Fundamental LLC, as General Partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL LLC

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL VALUE BVI, LTD.

                               By:  SC Fundamental BVI, Inc., as managing
                                    general partner of investment manager

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               SC-BVI PARTNERS

                               By:  SC Fundamental BVI, Inc., as managing
                                    general partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               PMC-BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Secretary

                               SC FUNDAMENTAL BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                                 /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               Peter M. Collery (1)


                                 /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler


                                 /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for John
                               T. Bird (2)





(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of ECC Capital Corporation, filed on February 14, 2007, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

                                EXHIBIT INDEX

     Exhibit No.                Document
     -----------                --------

          1          Joint Filing Agreement, dated
                     February 14, 2007, among SC
                     Fundamental Value Fund, L.P., SC
                     Fundamental LLC, SC Fundamental
                     Value BVI, Ltd., SC-BVI Partners,
                     PMC-BVI, Inc., SC Fundamental BVI,
                     Inc., Peter M. Collery, Neil H.
                     Koffler and John T. Bird, to file
                     this joint statement on Schedule
                     13G.

          2          Identity of Members of Group

                                                                       Exhibit 1

                            JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this statement on Schedule 13G (including amendments thereto) with respect to the Class B Common Stock, par value $0.001 per share, of Middle Kingdom Alliance Corp. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 14th day of February, 2007.


Dated:  February 14, 2007


                               SC FUNDAMENTAL VALUE FUND, L.P.

                               By:  SC Fundamental LLC, as General Partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL LLC

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL VALUE BVI, LTD.

                               By:  SC Fundamental BVI, Inc., as managing
                                    general partner of investment manager

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                               SC-BVI PARTNERS

                               By:  SC Fundamental BVI, Inc., as managing
                                    general partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President

                               PMC-BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Secretary


                               SC FUNDAMENTAL BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                                 /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               Peter M. Collery (1)


                                 /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler


                                 /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for John
                               T. Bird (2)







(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of ECC Capital Corporation, filed on February 14, 2007, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

                                                                       Exhibit 2

                         IDENTITY OF MEMBERS OF GROUP



SC Fundamental Value Fund, L.P.
SC Fundamental LLC
SC Fundamental Value BVI, Ltd.
SC-BVI Partners
PMC-BVI, Inc.
SC Fundamental BVI, Inc.
Peter M. Collery
Neil H. Koffler
John T. Bird